Exhibit 99.2

STANDARD & POOR'S

RatingsDirect®

July 13, 2009

Summary:
Federal Home Loan Bank of New York

Primary Credit Analyst:
Vandana Sharma, New York (1) 212-438-2250; vandana_sharma@standardandpoors.com

Secondary Credit Analyst:
Vikas Jhaveri, New York (1) 212-438-3693; vikas_jhaveri@standardandpoors.com

Table Of Contents

Rationale

Outlook

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Summary:
Federal Home Loan Bank of New York
Credit Rating: AAA/Stable/A-1+
Rationale
Standard & Poor’s Ratings Services’ ‘AAA/Stable/A-1+’ counterparty credit rating on the Federal Home Loan Bank of New York (FHLB-NY) reflects the wholesale bank’s strong asset quality, solid balance-sheet liquidity, low funding costs, and conservative risk management. The ratings also include a one-notch uplift from its stand-alone credit profile, reflecting our expectation that government support would be forthcoming if needed because of the high systemic importance of the FHLB system to the U.S. housing markets. The uplift is an application of our recently published revised GRE methodology.
The stand-alone credit profile reflects our view of the bank’s fundamental strength, with the normal ongoing support it inherently enjoys as a government-sponsored enterprise (GSE). As such, these banks benefit from their advantageous access to low-cost funding. The FHLB System is one of the housing GSEs in the U.S., and FHLB-NY is one of the 12 district banks in the FHLB System. (For complete review and analysis of the FHLB System in aggregate, please see “ Federal Home Loan Banks,” published July 13, 2009, on RatingsDirect.)
With total assets of $128 billion at March 31, 2009, FHLB-NY is the third-largest bank in the FHLB System. The bank serves members in New York, New Jersey, Puerto Rico, and the U.S. Virgin Islands. Similar to its peer FHLBs, FHLB-NY’s advances, which represent 81.4% of assets, increased during the liquidity crisis as member financial institutions sought reliable funding sources. We believe that demand for advances will decline modestly in 2009 as member banks gravitate toward other funding alternatives including several government-supported programs. Although general advance growth has been flat to negative during the past few quarters, FHLB-NY has grown its advances to the insurance sector; two insurance companies are among the bank’s top-five borrowers. In aggregate, these borrowers represent 53% of advances. The bank maintains only modest exposure to mortgage lending, which remains less than 1.5% of total assets.
At March 31, 2009, total investments securities were about $13.4 billion, a moderate 10.4% of total assets, and were comprised mainly of high-quality agency mortgage-backed securities (MBS). FHLB-NY held a manageable exposure of $1.5 billion private-label MBS, which comprised approximately 17% of the of the $9 billion MBS portfolio. More importantly, of its $$980.3 million in nonprime MBS, all of these securities are somewhat seasoned and none were originated after 2004. A relatively small amount, approximately $200 million, of prime MBS was purchased during 2005 and 2006. As a result, FHLB-NY did not take any impairments against this portfolio as of the end of the year.
During first-quarter 2009, however, the bank took modest charges of $5.2 million and $10 million for credit-related and non-credit related other-than-temporary impairments (OTTI). Overall, the $1.5 billion private-label MBS portfolio had an unrealized loss of $340.4 million at the end of the first quarter. Although we believe that there may be a modest amount of additional credit deterioration, this should not be material. We further believe that the bank will continue to benefit from the lessons learned prior to 2004 when it experienced credit issues related to its manufactured housing portfolio.

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Summary: Federal Home Loan Bank of New York
FHLB-NY had strong earnings for first-quarter 2009; net income was almost 50% higher at $148 million compared to the year-ago quarter. The majority of this increase was due to a 57.5% decrease in interest expense related to lower short-term interest rates and an increase in advance levels throughout 2008. The net spread surged to a healthy 60 basis points (bps) from 32 bps at the end of first-quarter 2008. We do not expect FHLB-NY to maintain earnings at this level during 2009 due to potential increases in funding costs and a likely dampening of advance activity.
FHLB-NY has been aggressive in returning capital to members and paid substantial member dividends in 2008 when dividends per share of $6.55 exceeded the earnings per share of a more modest $5.26. On a positive note, dividend activity during first-quarter 2009 was significantly more subdued at $0.75 per share versus earnings of $2.72. We believe that FHLB-NY, like all its FHLB peers, will continue to manage its business as a cooperative, returning excess earnings to its member-owners. Capital adequacy, as measured by the capital-to-assets ratio, was 4.71% at March 31, up from 4.44% at year-end. This level is a comfortable cushion versus the 4.00% regulatory minimum and compares well with FHLB peers.
Outlook
The outlook is stable. FHLB-NY’s financial profile reflects its conservative financial policies and practices and the unique charter that governs its business. Despite recent and possible future changes in the FHLB System, we expect FHLB-NY to maintain its strong financial profile given its comprehensive and conservative governing policies and management’s intention to maintain them. The stable outlook also reflects the bank’s lower-risk investment portfolio. Relative to several other FHLBs, FHLB-NY does not have a large exposure to private-label MBS and the possible credit losses associated with these securities. If the bank’s capital position comes under pressure, we could revise the outlook to negative.

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